RF INDUSTRIES, LTD. RF Connectors/Aviel/Neulink/Bioconnect Investor Contact: Neil Berkman Associates (310) 277 - 5162 info@berkmanassociates.com	For Immediate Release Company Contact: Howard Hill, CEO (858) 549-6340 rfi@rfindustries.com

RF Industries' Fiscal 2005 Sales Increase 17%
to a Record $13,152,000

SAN DIEGO, CA, February 13, 2006 . . . RF INDUSTRIES, LTD. (NASDAQ:RFIL) today announced record sales for the quarter and fiscal year ended October 31, 2005.

For the fourth quarter ended October 31, 2005, sales increased 6% to a record $3,429,000, compared to sales of $3,229,000 in the fourth quarter of fiscal 2004. The net loss for the quarter was $101,000, or $0.04 per share, compared to net income of $373,000, or $0.10 per diluted share, in the same period last year. The fourth quarter net loss resulted from additional selling and general expenses of $551,000 related to the purchase and retirement of options to purchase 100,000 shares of common stock held by Howard Hill, RFI's Chief Executive Officer. The net effect of this stock option purchase reduced fourth quarter after-tax income by approximately $0.08 per share. The acquisition of Worswick Industries in the fourth quarter increased sales approximately $74,000 for the period.

For the fiscal year ended October 31, 2005, sales increased 17% to a record $13,152,000, compared to sales of $11,227,000 in fiscal 2004. Net income was $445,000, or $0.12 per diluted share, compared to $1,224,000, or $0.33 per diluted share, for fiscal 2004. Results for fiscal 2005 include expenses of $551,000 for the purchase of stock options and expenses of approximately $400,000 for the implementation of controls and procedures for compliance with the Sarbanes-Oxley Act. Since the majority of the investment in Sarbanes Oxley compliance has been made, RFI does not anticipate significant compliance expenditures in the future.

"RF Connector and Cable Assembly sales increased 11%, to $10,857,000, benefitting from a 56% increase in cable assembly sales to approximately $2,600,000. Neulink increased sales 27% to $726,000. Bioconnect and Aviel together contributed approximately $1,500,000 to fiscal 2005 sales", said Howard Hill, Chief Executive Officer of RF Industries.

"Fourth quarter and fiscal 2005 profitability was affected by lower gross margins from RF Connector and higher overhead expenses. RF Connector has increased prices on selected products and has taken steps to reduce expenses and cost of goods across all product lines. These changes, combined with tighter cost controls and targeted reductions in corporate overhead expenses, should improve RFI's profitability in the first quarter of the current fiscal year.

"Looking forward, fiscal 2006 is off to a great start, with sales for the first three months of our first quarter, typically the seasonally weakest quarter of the year, advancing by nearly 17%. We believe that RFI is well on the road to another year of record sales and improved profitability in fiscal 2006," said Hill.

At October 31, 2005, RFI reported cash and cash equivalents of $4,507,000, working capital of $10,408,000, a 16 to 1 current ratio, no long-term debt and stockholders' equity of $11,206,000, or $3.64 per share.

RFI's RF Connectors division designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. Aviel Electronics provides custom microwave, and RF Connector solutions to aerospace, OEM and Government agencies. Neulink designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems. RFI's Bioconnect operation designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market.

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, uncertainties detailed in the Company's Securities and Exchange Commission filings.

7610 Miramar Road, San Diego, CA 92126-4202 ● (858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345
E-mail: rfi@rfindustries.com● Internet: www.rfindustries.com

RF INDUSTRIES, LTD.
Condensed Statements of Income
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2005	2004	2005	2004
	(unaudited)

Net sales	$3,428,971	$3,229,066	$13,151,576	$11,227,242
Cost of sales	1,857,795	1,562,050	6,966,101	5,539,945

Gross profit	1,571,176	1,667,016	6,185,475	5,687,297

Operating expenses:
Engineering	133,260	148,612	553,542	486,202
Selling and general	1,595,171	873,407	4,890,002	3,154,074

Total expenses	1,728,431	1,022,019	5,443,544	3,640,276

Operating income (loss)	(157,255)	644,997	741,931	2,047,021

Other income	39,931	7,697	96,729	17,110

Income (loss) before
provision for income taxes	(117,324)	652,694	838,660	2,064,131
Income tax provision	1,960	280,000	394,000	840,000

Net Income	$(119,284)	$372,694	$444,660	$1,224,131

Earnings (loss) per share - basic	$(0.04)	$0.13	$0.15	$0.42
Earnings (loss) per share - diluted	$(0.04)	$0.10	$0.12	$0.33

Weighted average shares outstanding
Basic	3,079,803	2,964,362	3,049,215	2,906,806
Diluted	3,079,803	3,805,136	3,793,488	3,751,281

RF INDUSTRIES, LTD.
CONDENSED BALANCE SHEETS

	October 31,
	2005	2004
ASSETS

Current Assets:
Cash and cash equivalents	$4,507,219	$4,497,322
Trade accounts receivable, net	1,890,700	1,516,035
Notes receivable	2,500	12,000
Inventories	4,180,500	3,789,958
Income tax refund receivable	306,131	200,131
Other current assets	97,356	103,007
Deferred tax assets	136,000	141,000

Total current assets	11,120,406	10,259,453

Property and equipment, net	465,735	563,040
Goodwill	200,848	137,328
Amortizable intangible asset	113,333	--
Notes receivable from related parties	29,750	26,730
Note receivable from stockholder	66,980	70,000
Other assets	28,087	14,171

Total Assets	$12,025,139	$11,070,722

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$334,749	$209,956
Accrued expenses	337,986	353,100

Total current liabilities	712,735	563,056

Deferred tax liabilities	106,000	53,000

Total liabilities	818,735	616,056

Commitments and contingencies

Stockholders' equity:

Common stock - authorized 10,000,000 shares of $0.01 par
value; 3,082,521 and 2,996,937 shares issued and outstanding	30,825	29,970
Additional paid-in capital	3,872,983	3,566,760
Retained earnings	7,302,596	6,857,936

Total stockholders' equity	11,206,404	10,454,666

Total Liabilities and Stockholders' Equity	$12,025,139	$11,070,722